As Filed with the Securities and Exchange Commission on January 27, 2012

Registration No. 333-52842

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

EMULEX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	51-0300558
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3333 Susan Street
Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

EMULEX CORPORATION EMPLOYEE STOCK OPTION PLAN

(Full Title of the Plan)

JAMES M. MCCLUNEY

Chief Executive Officer

EMULEX CORPORATION

3333 Susan Street

Costa Mesa, California 92626

(Name and Address of Agent for Service)

(714) 662-5600

(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL G. WICK	ROBERT M. STEINBERG, Esq.
Senior Vice President and General Counsel	JEFFER MANGELS BUTLER & MITCHELL LLP
EMULEX CORPORATION	1900 Avenue of the Stars, Seventh Floor
3333 Susan Street	Los Angeles, California 90067
Costa Mesa, California 92626	(310) 203-8080
(714) 662-5600	Fax: (310) 203-0567
Fax: (714) 641-0172

EXPLANATORY STATEMENT

Emulex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 28, 2000, File No. 333-52842 (the “2000 Form S-8”). The 2000 Form S-8 related to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), registered for offer or sale pursuant to the Emulex Corporation Employee Stock Option Plan (the “Option Plan”). A total of 9,650,000 shares of Common Stock relating to the Option Plan were registered for issuance under the Option Plan pursuant to the 2000 Form S-8.

On December 1, 2005, the shareholders of the Registrant approved the Emulex Corporation 2005 Equity Incentive Plan (the “2005 Plan”) and on November 23, 2010, the shareholders of the Registrant approved an amended and restated version of the 2005 Plan. No future awards will be made under the Option Plan. According to the terms of the 2005 Plan, as amended, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the Option Plan, that expire, are cancelled, forfeited or terminate without having been exercised in full are available for issuance under the 2005 Plan. As of January 20, 2012, the total number of shares of Common Stock subject to awards that have expired, been cancelled, forfeited or terminated under the Option Plan and not yet registered under the 2005 Plan, is 1,338,472 (the “Carryover Shares”). Those 1,338,472 shares are hereby deregistered. The 2000 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares. In accordance with Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed to reallocate the Carryover Shares from the Option Plan to the 2005 Plan.

There may be shares of Common Stock registered in connection with the Option Plan that are represented by awards under the Option Plan that, after January 20, 2012, are forfeited, expire, are cancelled or terminate without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2000 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 27th day of January, 2012.

EMULEX CORPORATION

By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer

SIGNATURE	TITLE	DATE

/s/ James M. McCluney JAMES M. MCCLUNEY	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2012

* PAUL F. FOLINO	Chairman of the Board and Director	January 27, 2012

* FRED B. COX	Chairman Emeritus of the Board and Director	January 27, 2012

* MICHAEL J. ROCKENBACH	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	January 27, 2012

* MICHAEL P. DOWNEY	Director	January 27, 2012

* BRUCE C. EDWARDS	Director	January 27, 2012

* ROBERT H. GOON	Director	January 27, 2012

* DON M. LYLE	Director	January 27, 2012

/s/ Nersi Nazari NERSI NAZARI	Director	January 27, 2012

/s/ Dean A. Yoost DEAN A. YOOST	Director	January 27, 2012

*By:	/s/ James M. McCluney
James M. McCluney,
Attorney-in-Fact